EXHIBIT 99.6

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the ordinary shares, no par value per share, of Bison Capital Acquisition Corp. shall be filed on behalf of the undersigned.

June 28, 2017

Bison Capital Holding Company Limited*

By:	/s/ Peixin Xu
Name:	Peixin Xu
Title:	Director

/s/ Peixin Xu
Peixin Xu*

/s/ Fengyun Jiang
Fengyun Jiang *